Number: C0867178

BRITISH COLUMBIA
The Best Place on Earth

CERTIFICATE
OF
CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that CAG CAPITAL INC., which was duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0075344, has continued into British Columbia from the Jurisdiction of CANADA, under the Business Corporations Act, with the name CAG CAPITAL INC. on November 25, 2009 at 03:15 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On November 25, 2009

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada